UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO.1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            WESTMORELAND COAL COMPANY

                                (Name of Issuer)

                                DEPOSITORY SHARES
                         (Title of Class of Securities)

                                   960878304
                                 (CUSIP Number)

                                 AUGUST 17, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /___/     Rule  13d-1(b)
     /_X_/     Rule  13d-1(c)
     /___/     Rule  13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S.  Identification  Nos.  of  Above  Persons  (entities  only)
ALLEN A. BLASE
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       USA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     0
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power      0
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  64,350

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

64,350
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            10.1%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            IN, OO
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S.  Identification  Nos.  of  Above  Persons  (entities  only)
FRANK T. VICINO, JR.
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       USA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     22,600
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power      20,750
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  43,350

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

43,350
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            6.8%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            IN, OO
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S. Identification Nos. of Above Persons (entities only) DEBORAH DEE VICINO
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       USA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     7,100
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power      0
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  7,100

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

7,100
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            1.1%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            IN
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S.  Identification  Nos.  of  Above  Persons  (entities  only)
VICINO FAMILY LIMITED PARTNERS
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       FLORIDA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     0
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power     19,750
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  19,750

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

19,750
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            3.1%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            PN
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S. Identification Nos. of Above Persons (entities only) DEBORAH KLAMERUS
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       USA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     1,400
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power      19,750
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  21,150

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

21,150
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            3.3%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            IN, OO
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S.  Identification  Nos.  of  Above  Persons  (entities  only)
FRANK  VICINO SR
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       USA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     12,500
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power      0
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  12,500

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

12,500
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            2%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            IN
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S.  Identification  Nos.  of  Above  Persons  (entities  only)

F.T. VICINO JR ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       FLORIDA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     0
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power      600
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  600

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

600
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            0.1%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            OO
--------------------------------------------------------------------------------

CUSIP  No. 960878304

--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S.  Identification  Nos.  of  Above  Persons  (entities  only)

F.T. VICINO ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------

2)     Check  the  Appropriate  Box  if  a  Member  of  a  Group     (a)  [ X ]
       (See  Instructions)                                           (b)  [  ]

--------------------------------------------------------------------------------

3)     SEC  Use  Only

--------------------------------------------------------------------------------

4)     Citizenship  or  Place  of  Organization
       FLORIDA
--------------------------------------------------------------------------------

     Number  of  Shares     5)     Sole  Voting Power     0
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power     400
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power    0
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power  400

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

400
--------------------------------------------------------------------------------

10)    Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
       Certain  Shares  (See  Instructions)                               [  ]

--------------------------------------------------------------------------------

11)    Percent  of  Class  Represented  by  Amount  in  Item  9

            0.1%
--------------------------------------------------------------------------------

12)    Type  of  Reporting  Person  (See  Instructions)

            OO
--------------------------------------------------------------------------------

ITEM  1.

(A)     NAME  OF  ISSUER

        WESTMORELAND COAL COMPANY
(B)     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICE
        2 NORTH CASCADE AVENUE, 2ND FLOOR
        COLORADO SPRINGS, CO 809502

ITEM  2.

(A)    NAME  OF  PERSONS  FILING
   1.  ALLEN A. BLASE
   2.  FRANK T. VICINO JR.
   3.  DEBORAH DEE VICINO
   4.  VICINO FAMILY LIMITED PARTNERS
   5.  DEBORAH KLAMERUS
   6.  FRANK VICINO SR.
   7.  F.T. VICINO JR ttee U/A DTD 9/26/1997
   8.  F.T. VICINO ttee U/A DTD 9/26/1997

(B)  ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE  OR  IF  NONE,  RESIDENCE

 (1.)1073 SW 119TH AVE, DAVIE, FL 33325
 (2.,4.,7.& 8.) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
 (3.)14 MINNETONKA RD, FORT LAUDERDALE, FL 33308
 (5.)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
 (6.)3100 N OCEAN BLVD, FORT LAUDERDALE, FL 33308

(C)    CITIZENSHIP

       USA/ FLORIDA

(D) TITLE  OF  CLASS  OF  SECURITIES

   DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM

(E)    CUSIP  NUMBER
       960878304

ITEM  3.

     If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  ___ Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  ___  Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d- 1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group,  in  accordance  with  section  240.13d-1(b)(1)(ii)(J).

ITEM  4.     OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

1. ALLEN A. BLASE
     (a)  Amount  beneficially  owned: 64,350

     (b)  Percent of class: 10.1%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 0

     (ii) Shared  power  to  vote or to direct the vote: 0

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 64,350

2. FRANK T. VICINO, JR.
     (a)  Amount  beneficially  owned:43,350

     (b)  Percent of class: 6.8%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 22,600

     (ii) Shared  power  to  vote or to direct the vote: 20,750

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 43,350

3. DEBORAH DEE VICINO
     (a)  Amount  beneficially  owned: 7,100

     (b)  Percent of class: 1.1%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 7,100

     (ii) Shared  power  to  vote or to direct the vote: 0

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 7,100

4. VICINO FAMILY LIMITED PARTNERSHIP
     (a)  Amount  beneficially  owned: 19,750

     (b)  Percent of class: 3.1%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 0

     (ii) Shared  power  to  vote or to direct the vote: 19,750

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 19,750

5. DEBORAH KLAMARUS
     (a)  Amount  beneficially  owned: 21,150

     (b)  Percent of class: 3.3%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 1,400

     (ii) Shared  power  to  vote or to direct the vote: 19,750

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 21,150

6. FRANK VICINO SR
     (a)  Amount  beneficially  owned: 12,500

     (b)  Percent of class: 2%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 12,500

     (ii) Shared  power  to  vote or to direct the vote: 0

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 12,500

7. F.T. VICINO JR ttee U/A DTD 9/26/1997
     (a)  Amount  beneficially  owned: 600

     (b)  Percent of class: 0.1%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 0

     (ii) Shared  power  to  vote or to direct the vote: 600

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 600

8.   F.T. VICINO ttee U/A DTD 9/26/1997
     (a)  Amount  beneficially  owned: 400

     (b)  Percent of class: 0.1%

     (c)  Number  of  shares  as  to  which  the  person  has:

     (i)  Sole  power  to  vote  or  to direct the vote: 0

     (ii) Shared  power  to  vote or to direct the vote: 400

     (iii) Sole power to dispose or to direct the disposition of: 0

     (iv) Shared power to dispose or to direct the disposition of: 400

ITEM  5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS
               N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             N/A


ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP
             N/A


ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP
             N/A

ITEM  10.    CERTIFICATION.

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 17, 2009

                          By:  /s/ALLEN A. BLASE
                               ----------------------------
                               Name: ALLEN A. BLASE
                               Title:SHAREHOLDER


                             /S/ FRANK VICINO SR
                             ----------------------------
                                Name: FRANK VICINO SR
                                Title: SHAREHOLDER

                             /S/ DEBORAH KLAMERUS
                             ----------------------------
                                Name: DEBORAH KLAMERUS
                                Title: SHAREHOLDER

                             /s/ DEBORAH DEE VICINO
                             -----------------------------
                                Name: DEBORAH DEE VICINO
                                Title: SHAREHOLDER

                             /S/ FRANK T. VICINO JR
                             --------------------------
                                Name: FRANK T. VICINO JR, INDIVIDUALLY,
                                      AS TRUSTEE FOR F.T. VICINO ttee U/A DTD
                                      9/26/1997, AS TRUSTEE FOR F.T. VICINO JR.
                                      ttee U/A DTD 9/26/1997 AND ON BEHALF
                                      OF VICINO FAMILY HOLDINGS, INC.,
                                      GENERAL PARTNER OF VICINO FAMILY
                                      LIMITED PARTNERSHIP.
                                Title: SHAREHOLDER

                                   EXHIBIT 1

                     AGREEMENT TO FILING STATEMENT JOINTLY
                     -------------------------------------

THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).


                          By:  /s/ALLEN A. BLASE
                               ----------------------------
                               Name: ALLEN A. BLASE
                               Title:SHAREHOLDER


                             /S/ FRANK VICINO SR
                             ----------------------------
                                Name: FRANK VICINO SR
                                Title: SHAREHOLDER

                             /S/ DEBORAH KLAMERUS
                             ----------------------------
                                Name: DEBORAH KLAMERUS
                                Title: SHAREHOLDER

                             /s/ DEBORAH DEE VICINO
                             -----------------------------
                                Name: DEBORAH DEE VICINO
                                Title: SHAREHOLDER

                             /S/ FRANK T. VICINO JR
                             --------------------------
                                Name: FRANK T. VICINO JR, INDIVIDUALLY,
                                      AS TRUSTEE FOR F.T. VICINO ttee U/A DTD
                                      9/26/1997, AS TRUSTEE FOR F.T. VICINO JR.
                                      ttee U/A DTD 9/26/1997 AND ON BEHALF
                                      OF VICINO FAMILY HOLDINGS, INC.,
                                      GENERAL PARTNER OF VICINO FAMILY
                                      LIMITED PARTNERSHIP.
                                Title: SHAREHOLDER